     As filed with the Securities and Exchange Commission on July 17, 1997

    ------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             Registration Statement
                                   Under the

                             Securities Act of 1933

                               BLAIR CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

        Delaware                                            25-0691670
------------------------                             ------------------------
(State of Incorporation)                             (I.R.S. Employer ID No.)

               220 Hickory Street, Warren, Pennsylvania    16366
              ----------------------------------------------------
              (Address of Principal Executive Offices)  (Zip Code)

                 Blair Corporation Employee Stock Purchase Plan
                 ----------------------------------------------
                          (Full Title of the Plan)

                                Kent R. Sivillo
                          Vice President and Treasurer
                               Blair Corporation
                               220 Hickory Street
                           Warren, Pennsylvania 16366
                    ---------------------------------------
                    (Name and Address of Agent for Service)

                                 (814) 723-3600
         -------------------------------------------------------------
         (Telephone Number, Including Area Code, of Agent for Service)

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
                                                      Proposed              Proposed
                                                       Maximum              Maximum
  Title of Securities         Amount to be             Offering             Aggregate              Amount of
   to be Registered            Registered           Price Per Share      Offering Price        Registration Fee*
----------------------------------------------------------------------------------------------------------------
   Common Stock              49,600 shares             $7.50               $372,000                $112.73

* Calculated pursuant to Rule 457(h).


                         Page 1 of 7 sequential pages.
                      Exhibit Index at sequential pages 6.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Blair Corporation (the "Company") with the U.S. Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference: (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (b) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997; and (c) from the date of filing of such documents, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a posteffective amendment to this Registration Statement that indicates that all securities covered by this Registration Statement have been sold or that deregisters all securities covered by this Registration Statement then remaining unsold.

ITEM 4. DESCRIPTION OF SECURITIES.

The authorized capital stock of the Company consists of one class of 12,000,000 shares of Common Stock without nominal, or par, value (the "Common Stock"). As of June 25, 1997, 9,054,337 shares of the Common Stock were issued and outstanding and held by 2832 holders of record. The Common Stock is listed for trading on the American Stock Exchange under the symbol "BL". The holders of shares of the Common Stock are entitled to one vote for each share held by them upon all matters presented for a vote of the stockholders. There is no cumulative voting for the election of directors. Holders of the Common Stock are entitled to dividends when and if declared at the discretion of the Board of Directors out of legally available funds, subject to the provisions of the Company's Certificate of Incorporation. In the event of the liquidation of the Company, the holders of the Common Stock are entitled to share ratably in the net assets of the Company remaining after provision for payment of liabilities. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of Delaware provides that a corporation may indemnify its directors or officers and may purchase and maintain liability insurance for those persons as and to the extent permitted thereby.

The Company's Certificate of Incorporation requires the Company to indemnify its directors and officers to the extent permitted under Section 145 of the General Corporation Law of Delaware from and against all expenses, liabilities and other matters referred to in or covered by Section 145, both as to action in their official capacities and as to action in another capacity while holding such positions.

Article XXIII of the ByLaws of the Company, relating to indemnification of its directors and officers, is incorporated by reference to Exhibit 3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 1-878).

The Company maintains an insurance policy with total coverage of $15,000,000 that insures its directors and officers against damages, judgments and settlements arising from, and defense costs in connection with, claims for alleged wrongful acts in their respective capacities as directors and officers of the Company, except to the extent the Company has indemnified the directors and officers. The Company is entitled to reimbursements under the policy to the extent it has indemnified the directors and officers for covered losses.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable. No restricted securities are to be reoffered or resold pursuant to this Registration Statement.

ITEM 8. EXHIBITS.

The Exhibits to this Registration Statement are listed in the Exhibit Index on page 6 of this Registration Statement, which Index is incorporated herein by this reference.

ITEM 9. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  Provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the information required to be included in a posteffective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Warren, State of Pennsylvania, on the 16th day of July, 1997.

                                                BLAIR CORPORATION

                                                By: /s/ Kent R. Sivillo
                                                   ----------------------------
                                                   Kent R. Sivillo,
                                                   Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signature                                         Title                                 Date
     ---------                                         -----                                 ----
/s/ David A. Blair                             Secretary and Director                     July 16, 1997
---------------------------
David A. Blair

/s/ Steven M. Blair                        Vice President, Order Handling,                July 16, 1997
---------------------------                         and Director
Steven M. Blair

/s/ Robert D. Crowley                         Vice President, Menswear,                   July 16, 1997
---------------------------                          and Director
Robert D. Crowley

/s/ Murray K. McComas                       President and Chairman of the                 July 16, 1997
---------------------------                      Board of Directors
Murray K. McComas                           (Principal Executive Officer)


/s/ Thomas P. McKeever                        Vice President, Corporate                   July 16, 1997
---------------------------                Affairs and Human Resources, and
Thomas P. McKeever                                     Director

/s/ Michael J. Samargya                      Vice President, Information                  July 16, 1997
---------------------------                    Services, and Director
Michael J. Samargya

/s/ Kent R. Sivillo                                Vice President,                        July 16, 1997
---------------------------                     Treasurer and Director
Kent R. Sivillo                                (Principal Financial and
                                                  Accounting Officer)

/s/ Blair T. Smoulder                         Executive Vice President                    July 16, 1997
---------------------------                          and Director
Blair T. Smoulder

/s/ John E. Zawacki                        Vice President, Womenswear, and                July 16, 1997
---------------------------                           Director
John E. Zawacki

                                 EXHIBIT INDEX

            Exhibit Number                                                   Sequentially Numbered Page
            --------------                                                   --------------------------
                 4(1)                  Articles Fourth, Eighth and Ninth of                  N.A.
                                       the Restated Certificate of
                                       Incorporation of Blair Corporation
                                       [incorporated by reference to
                                       Exhibit A to the Quarterly Report on
                                       Form 10-Q of the Company dated
                                       August 1, 1995 (SEC File No. 1-878)].

                 4(2)                  Articles III, XIII, XIV, XV, XVI,                     N.A.
                                       XVII, XVIII, XXI, XXII and XXIV[1]
                                       of the By-Laws of Blair Corporation
                                       [incorporated by reference to
                                       Exhibit 3 to the Annual Report on
                                       Form 10-K of the Company for the
                                       fiscal year ended December 31, 1993
                                       (SEC File No. 1-878)].

                  23                   Consent of Ernst & Young LLP to the                     7
                                       use of their opinion with respect to
                                       the financial statements
                                       incorporated by reference.